Exhibit 10.92


December 30, 1999




MR. DOUGLAS T. BROWN

Vice President
Bank of America

8300 Greensboro Drive, Suite 550
McLean, VA 22102-3604

Dear Douglas:

         This letter is to formalize the agreements between Bank of America, N.A. ("Bank of America"), Telos Corporation, a Maryland corporation ("Telos (Maryland)"), Telos Corporation, a California corporation ("Telos (California)" and, together with Telos (Maryland), sometimes referred to collectively as "Telos"), and Enterworks, Inc., a Delaware corporation, formerly known as "enterWorks.com, inc." ("Enterworks"), with respect to the private placement (the "Private Placement") of approximately $25,000,000 of Series A Preferred Stock of Enterworks at $1.15 per share and certain other related transactions which were outlined in a conversation between Bank of America and Telos (California) which resulted in a signed letter agreement between Bank of America, Telos (California) and Enterworks dated October 6, 1999. The details of these transactions have now been finalized and amended to the extent necessary to permit more specific Bank of America approval.

         AS STATED IN OUR OCTOBER 6TH letter, Enterworks has agreed to exchange approximately $2.7 million in subordinated notes issued by Enterworks for shares of Enterworks common stock, par value $.01 per share, to be issued by Enterworks to the note holders, and Telos will likewise exchange approximately $7.6 million in subordinated notes issued by Telos in exchange for Enterworks common stock held of record by Telos (California). The conversions of the subordinated notes will be effected at a rate of $1.00 of principal amount per share.

         As you are aware, all 27,000,000 shares of Enterworks common stock currently owned of record by Telos (California) have been pledged to Bank of America (the "Pledged Shares") pursuant to the Telos Pledge Agreement dated as of April 16, 1999 (the "Pledge Agreement") by and among Bank of America, Telos (Maryland) and Telos (California), and Telos (California) will require a release of 10,000,000 of the Pledged Shares from Bank of America as described below. Additionally, Enterworks has agreed to issue 4,000,000 additional shares to Telos (California) and Telos (California) has agreed to contribute 1,000,000 Pledged Shares to Enterworks for distribution under the Enterworks 1996 Stock Option Plan.

         In order to permit the Private Placement and as part of a general restructuring of the Enterworks balance sheet, Telos and Enterworks have also agreed that Telos will cancel the existing intercompany debt of Enterworks which has accumulated through the first closing in the Private Placement in the approximate amount of $30 million, on advice from Deutsche Banc Alex. Brown, the Private Placement investment banker.

         In addition to the transactions set forth above and as previously discussed with Bank of America, Enterworks has approved the redemption of $5 million of Enterworks common stock from Telos (California) at a price of $1.00 per share, and Telos (California) has determined that it is in the best interests of Telos (California) to accept the redemption offer. The redemption will occur immediately after the closing of the Private Placement, and Telos (California) will receive all $5 million of the redemption price (less fees payable to Alex.Brown) by wire transfer on the closing date of the Private Placement. On the closing date of the Private Placement, the above referenced $5 million (less fees payable to Alex.Brown) of funds received by Telos (California) as a result of the redemption shall be used to pay down the debt owed to Bank of America under the Amended and Restated Credit Agreement by and among Telos (Maryland), Telos (California) and Bank of America dated July 1, 1997, as amended (the "Credit Agreement").

         Also as previously discussed, Enterworks is seeking Bank of America's approval to create and issue up to 21,739,130 shares of Series A Preferred Stock of Enterworks at $1.15 per share in connection with the Private Placement to various Private Placement Investors (the "Private Placement Investors"), and to execute, deliver and perform the Stock Purchase Agreement, Investor Rights Agreement, Co-Sale Agreement, Stockholders' Voting Agreement and the Enterworks charter amendments contemplated as part of the Private Placement (the "Operative Agreements"), all dated on or prior to the date hereof.

         Please indicate by signing below that Bank of America approves of and consents to each of the share issues and transactions described above and the execution, delivery and performance by Telos and Enterworks in accordance with the Operative Agreements (collectively, the "Transactions"), and hereby waives the violations, defaults and events of default under or arising by or through Sections 7.3, 7.6, 7.10, 7.12 and 9.1(q) of the Credit Agreement and Section 8 of the Pledge Agreement, and any other relevant provisions of the Credit Agreement and the Pledge Agreement which may result as a consequence of the Transactions.

         Within 10 days after the first closing in the Private Placement, Bank of America agrees to release 10,000,000 of the Pledged Shares (within the meaning of the Pledge Agreement) and deliver the share certificate representing the 27,000,000 Pledged Shares to Telos (California) for cancellation. Concurrently with such delivery by Bank of America, Enterworks will issue a new share certificate evidencing 17,000,000 of the remaining Pledged Shares, which shall continue to be subject to the Pledge Agreement, and Telos (California) shall concurrently deliver such certificate to Bank of America in exchange for the share certificate representing the 27,000,000 Pledged Shares. Each of the signatories to this letter agrees to promptly take whatever actions are necessary to amend the Pledge Agreement to evidence the change in Pledged Shares. In the event Telos (California) is issued more than 17,000,000 shares of Enterworks common stock, such higher number shall be pledged to Bank of America.

         In the event Bank of America exercises its rights under the Credit Agreement or Pledge Agreement (or any successor arrangement) to sell or otherwise dispose of any of the remaining 17,000,000 (or greater) Pledged Shares on one or more occasions, Bank of America agrees, prior to any public or private sale or other disposition of such Pledged Shares to any person or entity other than Enterworks or the Private Placement Investors (each such sale or proposed sale being referred to as a "Third Party Sale"), to first offer such Pledged Shares to Enterworks, which offer shall remain open for a period of 10 calendar days. Any Pledged Shares not agreed to be purchased by Enterworks within such 10 calendar day period shall then be offered to the Private Placement Investors, which offer shall remain open to the Private Placement Investors for a period of 35 calendar days. In the event Enterworks and/or the Private Placement Investors have not elected to purchase all of such remaining Pledged Shares within such respective periods of time, the Pledged Shares may thereafter be sold to the original prospective purchaser in a Third Party Sale, but only on the terms and conditions on which such Pledged Shares were offered to Enterworks and the Private Placement Investors. The Pledged Shares may be offered in a subsequent Third Party Sale on terms and conditions different from the terms and conditions originally offered to Enterworks and Private Placement Investors only if such Pledged Shares have first been offered to Enterworks and the Private Placement Investors on such new terms and conditions in accordance with this paragraph.

         Bank of America hereby grants the same co-sale rights to each of the Private Placement Investors in respect of the Pledged Shares as are granted to the Private Placement Investors in the Co-Sale Agreement, a copy of which is attached hereto; provided, however, that such co-sale rights shall not become an obligation of any subsequent purchaser of the Pledged Shares from Bank of America.

         Notwithstanding anything to the contrary contained in the Credit Agreement, Pledge Agreement or any other agreement or document relating thereto, Bank of America agrees with Telos and Enterworks that, at any time when the voting and other consensual rights described in Section 7(d) of the Pledge Agreement would, by the terms of Pledge Agreement, become vested in Bank of
America, then (a) Telos shall retain, and there shall not vest in Bank of America (i) the right to designate a member of the Enterworks board of directors or an observer thereto as provided in Section 1 of the Stockholders' Voting Agreement; and (ii) the right to approve any amendment, modification, termination of, or waiver under, any provision of any Operative Agreement to which Telos is a party; and (b) Telos shall retain, and Bank of America shall permit Telos to keep and observe, the obligation to vote its shares of Enterworks capital stock as provided in Section 1 of the Stockholders' Voting Agreement.

         Bank of America agrees and acknowledges that the Private Placement Investors are third party beneficiaries with respect to the rights granted in the three previous paragraphs (but no other terms of this letter agreement). The co-sale rights, rights of first refusal and other rights granted by Bank of America in the foregoing three paragraphs shall terminate upon the date of termination of the Co-Sale Agreement referenced above as in effect on the date hereof.

         Bank of America agrees and acknowledges that Enterworks is hereby forever released from any and all obligations arising out of or in connection with the Credit Agreement, Security Agreement and Pledge Agreement upon consummation of the Private Placement.

         In consideration of Bank of America providing the foregoing consents, approvals and waivers, Telos (Maryland) has agreed to pay Bank of America $450,000 in cash in two equal installments on October 6, 1999 and December 31, 1999 and Enterworks has agreed to issue 350,000 Enterworks common stock purchase warrants in the event the Private Placement closes by December 31, 1999 or 400,000 Enterworks common stock purchase warrants if the Private Placement closes after December 31, 1999 (the "Warrants"). The Warrants will have the same rights and privileges set forth in the Warrant Agreement received by Alex.Brown as Placement Agent in connection with the Private Placement, except that (i) the number of underlying shares will be in accordance with the immediately preceding sentence, and (ii) the Warrant Agreement will include the language set forth in Riders 5 and 6 attached hereto, without duplication. Bank of America acknowledges having received the first installment of $225,000 on or prior to October 6, 1999.

         If the foregoing is acceptable to Bank of America, please sign as indicated below. Thank you for your prompt attention to this matter.

         _________                     TELOS CORPORATION, a Maryland corporation

         _________                          By:/s/ William L.P. Brownley
         _________                          Name:  William L.P. Browney
         _________                          Title:Vice President/General Counsel

         _________                   TELOS CORPORATION, a California corporation

         _________                          By:/s/ John B. Wood
         _________                          Name:  John B. Wood
         _________                          Title:

         _________                      ENTERWORKS, INC., a Delaware corporation

         _________                          By:/s/ Robert Lewis
         _________                          Name:  Robert Lewis
         _________                          Title: President

         _________                                   BANK OF AMERICA, N.A.


         _________                          By:/s/ Douglas T. Brown
         _________                          Name:  Douglas T. Brown
         _________                          Title: Vice President


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